Exhibit 99.3

Catalyst Biosciences, Inc.

Catalyst Biosciences, Inc.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,306	$1,544
Deposits	—	278
Restricted cash	107	50
Accounts receivable	87	95
Prepaid and other current assets	178	103

Total current assets	2,678	2,070
Property and equipment, net	653	911

Total assets	$3,331	$2,981

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,541	$249
Accrued compensation	486	281
Other accrued liabilities	329	30
Deferred revenue, current portion	438	1,750
Deferred rent	—	26
Convertible notes – related parties	1,458	—

Total current liabilities	4,252	2,336
Deferred revenue, noncurrent portion	510	729
Warrant liability	270	391

Total liabilities	5,032	3,456

Convertible preferred stock:
Series AA convertible preferred stock, $0.001 par value; 7,327,166 shares authorized as of June 30, 2015 (unaudited) and December 31, 2014; 7,327,166 shares issued and outstanding as of June 30, 2015 (unaudited) and December 31, 2014, aggregate liquidation preference of $7,327 as of June 30, 2015 (unaudited) and December 31, 2014;	7,327	7,327
Series BB convertible preferred stock, $0.001 par value; 23,104,618 shares authorized as of June 30, 2015 (unaudited) and December 31, 2014; 23,104,618 shares issued and outstanding as of June 30 2015 (unaudited) and December 31, 2014; aggregate liquidation preference of $29,357 as of June 30, 2015 (unaudited) and December 31, 2014;	29,357	29,357
Series BB-1 convertible preferred stock, $0.001 par value; 5,978,477 shares authorized as of June 30, 2015 (unaudited) and December 31, 2014; 5,978,477 shares issued and outstanding as of June 30, 2015 (unaudited) and December 31, 2014; aggregate liquidation preference of $9,000 as of June 30, 2015 (unaudited) and December 31, 2014;	9,000	9,000
Series CC convertible preferred stock, $0.001 par value; 46,429,980 shares authorized as of June 30, 2015 (unaudited) and December 31, 2014; 46,429,980 shares issued and outstanding as of June 30, 2015 (unaudited) and December 31, 2014; aggregate liquidation preference of $58,994 as of June 30, 2015 (unaudited) and December 31, 2014	58,176	58,176

Catalyst Biosciences, Inc.

(In thousands, except share and per share amounts)

Condensed Balance Sheets (continued)

	June 30, 2015	December 31, 2014
	(Unaudited)
Convertible preferred stock (continued)
Series D convertible preferred stock, $0.001 par value; 629,630 shares authorized as of June 30, 2015 (unaudited) and December 31, 2014; 629,630 shares issued and outstanding as of June 30, 2015 (unaudited) and December 31, 2014; aggregate liquidation preference of $4,000 as of June 30, 2015 (unaudited) and December 31, 2014	781	781
Series E convertible preferred stock, $0.001 par value 4,918,918 and 5,000,000 shares authorized as of June 30, 2015 (unaudited) and December 31, 2014; 3,935,140 shares issued and outstanding as of June 30, 2015 (unaudited) and December 31, 2014, aggregate liquidation preference of $10,000 as of June 30, 2015 (unaudited) and December 31, 2014.	4,236	4,236
Series F convertible preferred stock, $0.001 par value 4,000,000 and no shares authorized as of June 30, 2015 (unaudited) and December 31, 2014, respectively; 2,623,650 and no shares issued and outstanding as of June 30, 2015 (unaudited) and December 31, 2014, aggregate liquidation preference of $16,668 as of June 30, 2015 (unaudited).	3,260	—

Total convertible preferred stock	112,137	108,877
Stockholders’ deficit:
Common stock, $0.001 par value; 160,000,000 and 110,000,000 shares authorized as of June 30, 2015 (unaudited) and December 31, 2014 respectively, 9,810,572 and 9,710,572 and shares issued and outstanding as of June 30, 2015 (unaudited) and December 31, 2014	10	10
Additional paid-in capital	7,009	6,913
Accumulated deficit	(120,857)	(116,275)

Total stockholders’ deficit	(113,838)	(109,352)

Total liabilities, convertible preferred stock and stockholders’ deficit	$3,331	$2,981

The accompanying notes are an integral part of these condensed financial statements

Catalyst Biosciences, Inc.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands)

	Three months ended June 30		Six months ended June 30
	2015	2014	2015	2014
Contract revenue	$859	$297	$1,531	$594
Operating expenses:
Research and development	1,322	1,287	2,705	2,535
General and administrative	1,738	1,220	4,060	2,132

Total operating expenses	3,060	2,507	6,765	4,667

Loss from operations	(2,201)	(2,210)	(5,234)	(4,073)
Change in fair value of warrant liability	516	—	595	—
Interest expense – related parties	(39)	—	(39)	—
Other income	—	135	96	263

Net loss and comprehensive loss	$(1,724)	$(2,075)	$(4,582)	$(3,810)

Net loss per common share, basic and diluted	$(0.18)	$(0.22)	$(0.47)	$(0.40)

Shares used to compute net loss per common share, basic and diluted	9,810,572	9,572,110	9,780,959	9,566,373

The accompanying notes are an integral part of these condensed financial statements

Catalyst Biosciences, Inc.

Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	Six months ended June 30
	2015	2014
Operating Activities
Net loss	$(4,582)	$(3,810)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	83	133
Depreciation and amortization	258	439
Loss on disposal of fixed assets	—	77
Non-cash interest expense and amortization of debt discount	39	—
Change in fair value of warrant liability	(595)	—
Changes in operating assets and liabilities:
Accounts receivable	8	14
Prepaid and other current assets	203	67
Accounts payable	1,292	34
Accrued compensation and other accrued liabilities	504	17
Deferred rent	(26)	(77)
Deferred revenue	(1,531)	(594)

Net cash flows used in operating activities	(4,347)	(3,700)
Investing Activities
Change in restricted cash	(57)	—
Proceeds from sale of fixed assets	—	98

Net cash flows (used in)/provided by investing activities	(57)	98
Financing Activities
Proceeds from issuance of convertible preferred stock, net of issuance costs	3,260	4,983
Proceeds from issuance of convertible notes and warrants to related parties	1,893	—
Proceeds from the issuance of common stock upon exercise of stock options	13	20

Net cash flows provided by financing activities	5,166	5,003

Net increase in cash and cash equivalents	762	1,401
Cash and cash equivalents at beginning of period	1,544	2,828

Cash and equivalents at end of period	$2,306	$4,229

The accompanying notes are an integral part of these condensed financial statements

Catalyst Biosciences, Inc.

Notes to Unaudited Interim Condensed Financial Statements

1.	Nature of Operations and Basis of Presentation

Catalyst Biosciences, Inc. (the Company), was incorporated in the state of Delaware on August 8, 2002. The Company is a clinical-stage biotechnology company focused on engineering proteases as therapeutics for hemophilia, hemostasis, compliment-mediated diseases, and other unmet medical needs. The Company is located in South San Francisco, California and it operates in one segment.

The Company has an accumulated deficit of $120.9 million through June 30, 2015 and negative cash flows from operating activities and expects to continue to incur losses for the next several years. In August 2015, the Company completed the combined business with Targacept, Inc., which provided approximately $41.1 million in cash, cash equivalents and marketable securities (See Note 9). Management believes that the currently available resources, including the funds obtained will provide sufficient funds to enable the Company to meet its operating plan for at least the next twelve months. However, if anticipated operating results are not achieved in future periods, management believes that planned expenditures may need to be reduced in order to extend the time period over which the then-available resources would be able to fund operations.

The interim financial statements to which these Notes to Unaudited Interim Condensed Financial Statements relate are those of Catalyst Biosciences, Inc. (defined above as the “Company”) prior to the completion of the Merger as defined in Note 8 below. In connection with the Merger, the Company merged with Talos Merger Sub, Inc., a wholly-owned subsidiary of Targacept, Inc., with the Company surviving the merger and becoming a wholly owned subsidiary of Targacept, Inc. Immediately prior to the completion of the merger, the Company changed its name to Catalyst Bio, Inc., and Targacept, Inc. changed its name to Catalyst Biosciences, Inc.

For purposes of these Notes to Unaudited Interim Condensed Financial Statements, unless otherwise specifically referenced, (i) “Catalyst” refers to the registrant (formerly known as Targacept, Inc. prior to the completion of the Merger, and now known Catalyst Biosciences, Inc.) filing the Current Report on Form 8-K to which these Notes to Unaudited Interim Condensed Financial Statements are an Exhibit after the completion of the Merger, (ii) “Targacept” refers to the registrant prior to the completion of the Merger, and (iii) the “Company” refers to the entity, Catalyst Biosciences, Inc. the successor of which, as a result of the Merger, is Catalyst Bio, Inc., a wholly owned subsidiary of the registrant.

2.	Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The interim condensed balance sheet as of June 30, 2015, and the statements of operations and comprehensive loss for the three and six months ended June 30, 2015 and 2014, and cash flows for the six months ended June 30, 2015 and 2014 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for the fair presentation of the Company’s financial position as of June 30, 2015 and its results of operations and cash flows for the three and six months ended June 30, 2015 and 2014. The financial data and the other information disclosed in these notes to the financial statements related to the three- and six-month periods are also unaudited. The results of operations for the six months ended June 30, 2015 are not necessarily indicative of the results to be expected for the year ending December 31, 2015 or for any other future annual or interim period. The balance sheet as of December 31, 2014 included herein was derived from the audited financial statements as of that date. These financial statements should be read in conjunction with the Company’s audited financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, convertible preferred stock and related warrants, common stock and stock-based compensation. The Company bases its estimates on various assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Catalyst Biosciences, Inc.

Notes to Unaudited Interim Condensed Financial Statements

Cash and Cash Equivalents

The Company invests its excess cash in bank deposits, consisting primarily of money market mutual funds. The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Restricted Cash

At June 30, 2015 and December 31, 2014, the Company had restricted cash of $107,000 and $50,000, respectively. The restricted cash serves as collateral for the Company’s corporate credit card and deposit for its facility lease.

Fair Value Measurements

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The authoritative guidance on fair value measurements establishes a three tier fair value hierarchy for disclosure of fair value measurements as follows:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.

•	Level 2: Observable inputs other than quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3: Unobservable inputs that are supported by little or no market data. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

As of June 30, 2015 and December 31, 2014, the Company’s highly liquid money market funds included within cash equivalents are financial assets that are valued using Level 1 inputs. Liabilities that are measured at fair value consist of the warrant for convertible preferred stock that utilizes Level 3 inputs.

The fair value of the liability related to the warrant for convertible preferred stock is measured using the Black-Scholes option-pricing model. Inputs used to determine the estimated fair value of the warrant liability include the estimated fair value of the underlying convertible preferred stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates, and expected dividends on and expected volatility of the price of the underlying preferred stock.

Catalyst Biosciences, Inc.

Notes to Unaudited Interim Condensed Financial Statements

The following table sets forth the Company’s assets and liabilities that were measured at fair value and the level of the inputs used to value those assets and liabilities within the fair value hierarchy (in thousands):

	Level 1	Level 2	Level 3	Total
As of June 30, 2015:
Money market funds	$2,244	$—	$—	$2,244
Warrant for convertible preferred stock liability	—	—	(270)	(270)

Total	$2,244	$—	$(270)	$1,974

	Level 1	Level 2	Level 3	Total
As of December 31, 2014:
Money market funds	$1,544	$—	$—	$1,546
Warrant for convertible preferred stock liability	—	—	(391)	(391)

Total	$1,544	$—	$(391)	$1,155

The following table present the activity for liabilities measured at estimated fair value using unobservable inputs for the six months ended June 30, 2015 (in thousands):

Warrant for Convertible Stock
Beginning balance of warrant liability at December 31, 2014	$391
Fair value of warrants issued during the period	474
Change in estimated fair value	(595)

Ending balance of warrant liability at June 30, 2015	$270

Comprehensive Loss

Comprehensive loss is composed of net loss and other comprehensive income or loss. To date, the Company has not had any significant transactions that are required to be reported in comprehensive loss other than the net loss from operations.

Revenue Recognition

The Company enters into collaboration arrangements that may include the receipt of payments for up-front license fees, success-based milestone payments; full time equivalent based payments for research services, and royalties on any future sales of commercialized products that result from the collaborations.

Revenue related to collaborations is recognized when the four basic criteria for revenue recognition are met: (1) persuasive evidence of an arrangement exists; (2) transfer of technology has been completed or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.

Revenue recognition for multiple element revenue arrangements will have deliverables associated with the arrangement divided into separate units of accounting provided that (i) a delivered item has value to the customer on a standalone basis and (ii) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. As a biotechnology company with unique and specialized technological undelivered performance obligations associated with its collaborations, the Company’s multiple element arrangements most often involve deliverables and consideration that do not meet the criteria for having stand-alone value.

Catalyst Biosciences, Inc.

Notes to Unaudited Interim Condensed Financial Statements

Deliverables and performance obligations are accounted for under a single unit of accounting when they do not have stand-alone value and the related consideration is recognized as revenue over the estimated period of when the performance obligations are to be performed. The revenue is recognized on a proportional performance basis when the levels of the performance obligations under an arrangement can be reasonably estimated and on a straight-line basis when they cannot.

The Company’s collaboration agreements entitle it to additional payments upon the achievement of performance-based milestones related to product development, regulatory actions and commercial events in certain geographic areas. Milestones that are not deemed probable or that are tied to counter-party performance are not included in the Company’s revenue until the performance conditions are met. If a collaborative agreement milestone is deemed to be substantive, as defined in the accounting rules, the Company is permitted to recognize revenue related to the milestone payment in its entirety.

In the event milestones are deemed non-substantive, the Company recognizes, and defers if applicable, payments for the achievement of such non-substantive milestones over the estimated period of performance applicable to each collaborative agreement using the proportional performance method or on a straight-line basis, as appropriate.

Collaborative agreement amounts received prior to satisfying revenue recognition criteria are recorded as deferred revenue in the accompanying balance sheets. Deferred revenue is recorded on the Company’s balance sheet as short-term or long-term based on its best estimate as to when such revenue will be recognized. Short-term deferred revenue consists of amounts that the Company expects to recognize as revenue in the next 12 months. Amounts that the Company expects will not be recognized prior to the next 12 months are classified as long-term deferred revenue.

The Company’s performance obligations under its collaboration arrangements also consist of participation on steering committees and the performance of other research and development and business development services. The timing for satisfying these performance obligations can be difficult to estimate and can be subject to change over the course of these agreements. A change in the estimated timing for satisfying the Company’s performance obligations could change the timing and amount of revenue that the Company recognizes and records in future periods.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development costs consist of payroll and other personnel-related expenses, laboratory supplies and reagents, contract research and development services, and consulting costs, as well as allocations of facilities and other overhead costs. Under the Company’s collaboration agreements, certain specific expenditures are reimbursed by third parties. During the three months ended June 30, 2015 and 2014 and the six months ended June 30, 2015 and 2014, the Company recorded a reduction to research and development expenses of $87,000, $82,000, $469,000 and $195,000 respectively.

Catalyst Biosciences, Inc.

Notes to Unaudited Interim Condensed Financial Statements

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share is the same as basic net loss per share, since the effects of potentially dilutive securities are antidilutive given the net loss of the Company.

3.	Convertible Notes – Related Parties

Convertible notes consisted of the following (in thousands):

	June 30, 2015	December 31, 2014
Convertible promissory notes	$1,893	$—
Accrued interest	11	—
Less: Debt discount	(446)	—

Total convertible notes payable – related party	$1,458	$—

In May and June 2015, the Company issued and sold convertible promissory notes in a series of closings in the aggregate principal amount of $1.9 million to existing stockholders, together with warrants to purchase shares of either the Company’s Series E convertible preferred stock or the capital stock issued during the next financing. The convertible promissory notes accrue interest at a rate of 12% per annum and will mature one year from the date of issuance. If the Company, prior to the payment in full of the convertible promissory notes, issues and sells shares of preferred stock or common stock in a single transaction or series of related transactions for aggregate cash proceeds to the Company of at least $3.0 million (excluding any amount invested by cancellation of the indebtedness represented by the convertible promissory notes), the outstanding principal amount and unpaid accrued interest of the convertible promissory notes will be automatically converted into shares of the securities sold in such financing at a conversion price equal to the price per share paid by investors for such securities in the financing. Alternatively, if the Company, prior to the payment in full of the convertible promissory notes, issues and sells shares of preferred stock or common stock for aggregate cash proceeds to the Company of less than $3.0 million, the outstanding principal amount and unpaid accrued interest of the convertible promissory notes may be converted, at the option of the holder, into the same type of securities issued in such financing at a conversion price equal to the price per share paid by investors for such securities in the financing. In addition, at any time prior to repayment or conversion in full of the convertible promissory notes, the outstanding principal amount and unpaid accrued interest of the convertible promissory note may be converted, at the option of the holder, into shares of Series E convertible preferred stock at a conversion rate of $1.2706 per share.

In connection with the debt financing, the Company also issued and sold to each investor purchasing a convertible promissory note a warrant to purchase equity securities of the same type that the principal amount of the convertible promissory note issued to such investor converts into. The warrants are exercisable for up to a number of shares equal to the quotient of: (a) 25% multiplied by the principal amount of the convertible promissory note issued to such investor divided by (b) the stock purchase price equal to: (i) in the case the notes convert in connection with a financing the price per share of the securities paid by investors in such financing or (ii) in the case that the warrant shares are Series E convertible preferred stock, $1.2706 per share. The purchase price for each warrant was equal to 0.1% of the principal amount of the corresponding convertible promissory note. The exercise price for the warrant shares is equal to the stock purchase price.

Catalyst Biosciences, Inc.

Notes to Unaudited Interim Condensed Financial Statements

The Company recorded the aggregate fair value of the warrants of $474,000 as a debt discount and warrant liability upon issuance of the convertible notes. The debt discount is accreted as additional interest expense over the term of the convertible promissory notes. The Company estimated the fair value of the warrants using an option-pricing valuation model with the following assumptions: expected term of five years, risk-free interest rate of 0.11% and 0.18%, expected volatility of 80.0% and a dividend yield of 0%.

For the three and six months ended June 30, 2015, the Company recognized interest expense of $39,000 related to the accrued interest and amortization of the debt discount within interest expense on the Company’s statement of operations and comprehensive loss.

As the holders of the convertible promissory notes each have an equity ownership in the Company, the convertible promissory notes are considered to be related-party transactions.

4.	Convertible Preferred Stock

In January 2015, the Company completed a Series F convertible preferred stock offering that generated $3.3 million , net of $74,000 of issuance costs. In the offering, the Company issued 2,623,650 shares of Series F convertible preferred stock at a price of $1.2706 per share. In conjunction with the Series F financing, the Company also amended the certificate of incorporation to increase the number of authorized shares of common stock to 160,000,000 shares.

All shares of convertible preferred stock have a liquidation preference in the event of a change of control event. In the event of a liquidation or winding up of the Company, holders of Series F convertible preferred stock are entitled to the liquidation preference of $6.3530 for each such share of preferred stock, together with any declared but unpaid dividends, prior to the payment of any distributions to the holders of Series AA, Series BB, Series BB-1, Series C and Series D and Series E convertible preferred stock. The holders of Series E convertible preferred stock have a liquidation preference that provides for a return of two (2) times the amount of original investment and then full participation on a pro rata basis as if converted to common stock. The holders of Series D convertible preferred stock have a liquidation preference that provides for a return of five (5) times the amount of original investment and then full participation on a pro rata basis as if converted to common stock. Holders of Series CC convertible preferred stock, Series BB-1 convertible preferred stock, Series BB convertible preferred stock, and Series AA convertible preferred stock have a liquidation preference that provides for a dollar-for-dollar return of capital and then full participation on a pro rata basis as if converted to common stock. As the preferred stock is subject to a liquidation preference upon an event outside the control of the Company, the related amounts have been presented outside of stockholders’ deficit. The carrying value of preferred stock will be adjusted to redemption value if it becomes probable that a redemption will occur.

Redemption is not possible as the preferred stock was converted to common stock as of the Merger closing date of August 20, 2015.

Voting

Each share of convertible preferred stock is entitled to voting rights equivalent to the number of shares of common stock into which each share can be converted. Each share of common stock is entitled to one vote.

Catalyst Biosciences, Inc.

Notes to Unaudited Interim Condensed Financial Statements

Conversion

Each share of Series F convertible preferred stock is convertible at the holder’s option at any time into ten shares common stock, subject to adjustment for anti-dilution. Each share of convertible preferred stock is convertible at the holder’s option at any time into common stock, subject to adjustment for anti-dilution. The conversion price for Series AA convertible preferred stock is $1.00 per share, for Series BB convertible preferred stock is $1.2706 per share, for Series BB-1 convertible preferred stock is $1.3843 per share, and for Series CC, Series D, Series E and Series F convertible preferred stock is $1.2706 per share. Conversion is automatic upon the closing of an underwritten public offering with an offering price of at least $3.8118 per share and aggregate gross proceeds of at least $40.0 million, or upon the written consent of holders of at least 66.67% of the then-outstanding convertible preferred stock.

Dividends

Holders of Series F convertible preferred stock are entitled to noncumulative dividends, prior to the payment of any dividends to holders of Series A, Series B, Series B-1, Series C and Series E convertible preferred stock, at an annual rate of $0.101648 per share if and when declared by the board of directors.

Holders of Series E convertible preferred stock are entitled to noncumulative dividends, prior to the payment of any dividends to holders of Series A, Series B, Series B-1, Series C, and Series D convertible preferred stock, at an annual rate of $0.101648 per share if and when declared by the board of directors. Holders of Series D convertible preferred stock are entitled to noncumulative dividends, prior to the payment of any dividends to holders of Series A, Series B, Series B-1, and Series C convertible preferred stock, at an annual rate of $0.101648 per share if and when declared by the board of directors. Holders of Series C convertible preferred stock are entitled to noncumulative dividends, prior to the payment of any dividends to holders of Series A, Series B, and Series B-1 convertible preferred stock, at an annual rate of $0.101648 per share if and when declared by the board of directors. Holders of Series B and Series B-1 convertible preferred stock are entitled to noncumulative dividends, prior to the payment of any dividends to the holders of Series A convertible preferred stock, at an annual rate of $0.101648 per share for the Series B convertible preferred stock and of $0.120432 per share for the Series B-1 convertible preferred stock, if and when declared by the board of directors. Holders of Series A convertible preferred stock are entitled to noncumulative dividends at an annual rate of $0.08 per share if and when declared by the board of directors. These dividends are to be paid in advance of any distributions to common stockholders. No dividends had been declared through June 30, 2015.

Liquidation

In the event of a liquidation or winding up of the Company, holders of Series F convertible preferred stock are entitled to the liquidation preference of $6.353 for each such share of preferred stock, together with any declared but unpaid dividends, prior to the payment of any distributions to the holders of Series AA, Series BB, Series BB-1, Series C, Series D and Series E convertible preferred stock. In the event of a liquidation or winding up of the Company, holders of Series E convertible preferred stock are entitled to the liquidation preference of $2.5412 for each such share of preferred stock, together with any declared but unpaid dividends, prior to the payment of any distributions to the holders of Series AA, Series BB, Series BB-1, Series C and Series D convertible preferred stock. In the event of a liquidation or winding up of the Company, holders of Series D convertible preferred stock are entitled to the liquidation preference of $6.353 for each such share of preferred stock, together with any declared but unpaid dividends, prior to the payment of any distributions to the holders of Series AA, Series BB, Series BB-1, and Series C convertible preferred stock. The holders of Series CC convertible preferred stock are entitled to the liquidation preference of $1.2706 for each such share of preferred stock, together with any declared but unpaid dividends, prior to the payment of any distributions to the holders of Series AA, Series BB, and Series BB-1 convertible preferred stock. The holders of Series AA, Series BB, and Series BB-1 convertible preferred stock are then entitled to the liquidation preference of $1.00, $1.2706 and $1.5054, respectively, for each such share of preferred stock, together with any declared but unpaid dividends, prior to the payment of any distributions to the holders of common stock. After payment of these preferential amounts, the remaining assets of the Company shall be distributed among the holders of the convertible preferred stock and common stock pro rata based on the number of shares of common stock held (assuming conversion of the convertible preferred stock).

Catalyst Biosciences, Inc.

Notes to Unaudited Interim Condensed Financial Statements

5.	Stock Based Compensation

2004 Incentive Stock Plan

The 2004 Stock Plan (the Plan) expired in 2014 and no more options are available to be issued under the Plan. The following table summarizes stock option activity under the Plan, including stock options granted to non-employees, and related information :

	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding — December 31, 2014	6,226,183	$0.23	5.51
Options exercised	(100,000)	0.13
Options canceled	(62,912)	0.44

Outstanding — June 30, 2015	6,063,271	$0.35	4.83

Exercisable— June 30, 2015	5,567,516	$0.34	4.60

Vested and expected to vest — June 30, 2015	5,981,562	$0.35	4.80

Since the Plan expired the Company has issued options for the purchase of common stock outside of the plan. The following table summarizes stock option activity for options issued outside of the Plan.

Catalyst Biosciences, Inc.

Notes to Unaudited Interim Condensed Financial Statements

	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding — December 31, 2014	325,000	$0.29	9.15
Options granted	630,513	0.25
Options canceled	(25,000)	0.29

Outstanding — June 30, 2015	930,513	$0.27	9.38

Exercisable— June 30, 2015	395,473	$0.29	8.87

Vested and expected to vest — June 30, 2015	847,674	$0.27	9.34

During the six months ended June 30, 2015 and 2014, the total intrinsic value of options exercised based upon the difference between the exercise price and the estimated fair value of the shares as of the date of exercise was $16,000 and zero, respectively.

The weighted-average grant date fair value of options granted was $0.14 and $0.17 per share, respectively, during the three months ended June 30, 2015 and 2014, and $0.16 per share during the six months ended June 30, 2015 and 2014. The weighted-average grant date fair value of options vested was $0.24 and $0.26 per share, respectively, during the three months ended June 30, 2015 and 2014, and $0.25 and $0.24 per share, respectively, during the six months ended June 30, 2015 and 2014.

The estimated fair values of the stock options granted were determined using the Black-Scholes valuation model and the following assumptions:

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Expected term	5.97	5.27	6.17	5.14
Expected volatility	67.35%	66.70%	67.19%	64.62%
Risk-free interest rate	1.68%	1.73%	1.63%	1.61%
Expected dividend yield	—	—	—	—

Total stock-based compensation recognized was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Research and development	$13	$19	$24	$40
General and administrative	26	42	59	93

Total stock-based compensation	$39	$61	$83	$133

Catalyst Biosciences, Inc.

Notes to Unaudited Interim Condensed Financial Statements

As of June 30, 2015, the Company had unrecognized employee stock-based compensation expense of $177,000, related to unvested stock awards, which is expected to be recognized over an estimated weighted-average period of 1.85 years.

6.	Collaborations

Pfizer

On August 20, 2013, the Company and Pfizer, Inc. (“Pfizer”) entered into an amendment to the Factor VIIa collaboration agreement whereby the companies agreed to provide specific mutual releases and covenants and modify certain milestone payment schedules in the agreement. Per the amendment, Pfizer agreed to make two non-refundable annual license maintenance payments to the Company, each $1,500,000, payable on August 1, 2014 and August 1, 2013. Contract revenue related to the agreement with Pfizer was $750,000 and $187,500 during the three months ended June 30, 2015 and 2014, respectively and $1,312,500 and $375,000 during the six months ended June 30, 2015 and 2014, respectively and reflects the amortization of the annual license maintenance payments received as amortized over the estimated expected performance period under the arrangement, which the Company originally estimated to end August 1, 2015.

On April 2, 2015, Pfizer notified the Company that it was exercising its right to terminate in its entirety the collaboration agreement. The termination became effective 60 days after the Company’s receipt of the termination notice. On June 1, 2015, the license and certain rights under the research and license agreement terminated and reverted back to the Company. Pfizer is in the process of transferring clinical trial data, regulatory documentation and related technology under the research and license agreement to the Company. The Company plans to continue clinical development of this product candidate. The Company revised the expected period of performance to end on June 1, 2015, which was the effective termination of all performance obligations of the Company under the research and license agreement. The deferred revenue balance related to the Pfizer collaboration was zero and $1,313,000 as of June 30, 2015 and December 31, 2014, respectively.

ISU Abxis

On September 16, 2013, the Company entered into a license and collaboration agreement with ISU Abxis, whereby the Company licensed its proprietary human Factor IX products to ISU Abxis for initial development in South Korea. Under the terms of the agreement, ISU Abxis is responsible for development and manufacturing of the licensed products through Phase 1 clinical trials. Until the completion of Phase 1 development, ISU Abxis also has a right of first refusal with respect to commercialization rights for the licensed products in South Korea. The Company has the sole rights and responsibility for worldwide development, manufacture and commercialization of Factor IX products after Phase 1 development, unless ISU Abxis has exercised its right of first refusal regarding commercialization rights in South Korea, in which case the Company’s rights are in the entire world excluding South Korea. ISU’s rights will also terminate in the event that the Company enters into a license agreement with another party to develop, manufacture and commercialize Factor IX products in at least two major market territories.

ISU Abxis paid the Company an up-front signing fee of $1,750,000 and is obligated to pay to the Company contingent milestone-based payments on the occurrence of certain defined development events, and reimbursement for a portion of the Company’s costs relating to intellectual property filings and maintenance thereof on products. The Company is obligated to pay ISU Abxis a percentage of all net profits it receives from collaboration products.

Catalyst Biosciences, Inc.

Notes to Unaudited Interim Condensed Financial Statements

Contract revenue of $109,000 for each of the three months ended June 30, 2015 and 2014 and of $219,000 for each of the six months ended June 30, 2015 and 2014 reflected the amortization of the up-front fee over the estimated period of the Company’s performance obligations under the agreement, which was assessed to be four years beginning in September 2013 when the agreement was executed. The deferred revenue balance related to the ISU Abxis collaboration was $948,000 and $1,167,000 as of June 30, 2015, and December 31, 2014 respectively.

7.	Net Loss per Share

The following table sets forth the computation of the basic and diluted net loss per share during the three and six months ended June 30, 2014 and 2015 (in thousands, except share and per share data):

	Three Months Ended, June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
Net loss, basic and diluted	$(2,075)	$(1,724)	$(3,810)	$(4,582)

Weighted-average number of shares used in computing net loss per share, basic and diluted	9,572,110	9,810,572	9,566,373	9,780,959

Net loss per share, basic and diluted	$(0.22)	$(0.18)	$(0.40)	$(0.47)

Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive. Potentially dilutive securities that were not included in the diluted per share calculations because they would be anti-dilutive were as follows:

	December 31,	June 30,
	2014	2015
Convertible preferred stock	87,405,011	90,028,661
Options to purchase common stock	6,551,183	6,993,784
Convertible preferred stock warrants	983,778	1,335,834
Convertible common stock warrants	33,750	33,750
Convertible promissory notes	—	1,496,735

Total	94,973,722	99,908,764

8.	Subsequent events

On July 29, 2015, the Company completed a second closing of a Series F convertible preferred stock financing and issued 3,164,872 shares for gross cash proceeds of $4.0 million. In conjunction with the second closing of this Series F convertible preferred stock financing, the Company and the majority holders of the Notes amended the Notes such that the closing constituted a qualified financing and, accordingly, the total outstanding principal amount of the Notes of $1.9 million and all unpaid accrued interest of $30,000, were converted into 1,511,723 shares of Series F convertible preferred stock and 372,045 Series F preferred stock warrants were issued to the Notes holders in connection with the conversion of the Notes to Series F convertible preferred stock. All preferred stock and warrants were converted to common stock and warrants to purchase common stock.

Catalyst Biosciences, Inc.

Notes to Unaudited Interim Condensed Financial Statements

9.	Merger Agreement

On August 20, 2015, the Company completed its business combination (“Merger”) with Targacept, Inc. (“Targacept”) in accordance with the terms of the Agreement and Plan of Merger, dated as of March 5, 2015, as amended on May 6 and May 13, 2015 (the “Merger Agreement”). Also on August 20, 2015, in connection with, and prior to the completion of, the Merger, Targacept effected a 7-for-1 reverse stock split of its common stock (the “Reverse Stock Split”) and changed its name to “Catalyst Biosciences, Inc.” Following the completion of the Merger, the business conducted by Targacept became primarily the business conducted by the Company, which is a biopharmaceutical company focused on creating and developing novel medicines to address serious medical conditions.

Immediately prior to and in connection with the Merger, each share of the Company’s preferred stock outstanding was converted into shares of the Company common stock at ratios determined in accordance with the Company’s certificate of incorporation then in effect. Under the terms of the Merger Agreement, at the effective time of the Merger, Targacept issued shares of its common stock to the Company stockholders, at an exchange rate of 0.0382 shares of common stock, after taking into account the Reverse Stock Split, in exchange for each share of the Company’s common stock outstanding immediately prior to the Merger. The exchange rate was calculated by a formula that was determined through arm’s-length negotiations between Targacept and the Company.

Immediately after the Merger, there were 11,416,984 shares of Catalyst’s common stock outstanding. Immediately after the Merger, the former Company equity holders beneficially owned approximately 59% of the common stock of Catalyst. In addition, former Company stockholders now holding approximately 53% of Catalyst’s outstanding common stock are party to lock-up agreements, pursuant to which such stockholders have agreed, except in limited circumstances, not to sell or transfer, or engage in swap or similar transactions with respect to, shares of Catalyst’s common stock, including, as applicable, shares received in the Merger and issuable upon exercise of certain warrants and options, for a period of 120 days following the completion of the Merger.

In addition, on August 19, 2015, prior to and in connection with the Merger, Targacept paid a dividend to the holders of Targacept’s common stock as of August 14, 2015, the record date for such dividend, of an aggregate cash amount of $19.5 million, which is approximately $0.5692 per share of Targacept’s stock as of the record date, or $3.984 per share after giving effect to the Reverse Stock Split, and non-interest bearing redeemable convertible notes in the aggregate principal amount of $37.0 million, which is approximately $1.08 per share of Targacept’s common stock as of the record date, or $7.56 per share after giving effect to the Reverse Stock Split (the “Pre-Closing Dividend”). The notes do not bear interest. The principal amounts under notes are convertible, at the option of each noteholder, into cash or into shares of Targacept’s common stock at a conversion rate of $9.19 per share (after taking into account the Reverse Stock Split), and are payable in cash, if not previously redeemed or converted, at maturity on January 20, 2018, the 30-month anniversary of the closing of the Merger.